REMEDENT REPORTS FIRST QUARTER RESULTS
AND TO HOST CONFERENCE CALL ON AUGUST 18, 2011

Ghent, Belgium-(Marketwire-8/15/11)-Remedent, Inc., (OTCBB:REMI-News), An international company specializing in research, development, and manufacturing of oral care and cosmetic dentistry products, reported results for the first quarter ended  June 30, 2011 (in US Dollars).

Net sales for the three months ended June 30, 2011 decreased 13% to $3 million compared to $3.4 million for the same year ago quarter.  Net loss for the three months ended June 30, 2011 prior to taxes and non-controlling  interests was $75k compared to net profit of $567k for the same year ago quarter.

Cash and cash equivalents totaled approximately $3 million at June 30, 2011 compared to $1.6 million reported at March 31, 2011.

Management Commentary:

“Our investment in our Chinese operations, continues to exceed all our expectations. For the three months ended June 30, 2011, Glamsmile Asia generated $900k in revenues and approximately $400k in profits for the first quarter prior to taxes and outside shareholders interest. This is a 50% increase in revenue for the same year ago quarter. We anticipate further growth in China and a new fourth studio is expected to open in Wenzhou, China in September, 2011. We are certainly looking forward to getting Glamsmile Asia positioned as one of the leading luxury brands in China as well as the other neighboring nearby emerging markets, said Guy De Vreese, CEO of Remedent, Inc.”

Conference Call Information

Remedent will host a conference call on Thursday August 18, 2011 at 11:00  AM Eastern Standard Time (8:00 AM Pacific Standard Time) to discuss these results.   A question and answer session will follow management’s presentation. To participate in the call, dial the appropriate number 5-10 minutes before the start time.

Date: Thursday, August 18, 2011
Time: 11:00 AM Eastern time (8:00 AM Pacific time)
Dial in number: 888-233-7975
Pass code: 8070349

A telephone replay of the call will be available until August 31, 2011
Toll Free Replay Number: 888-203-1112
Replay Password: 8070349

About Remedent

Remedent Inc., specializes in the research, development and marketing of oral care and cosmetic dentistry products. The company serves the professional dental industry with breakthrough technology for dental veneers. These products are supported by a line of professional veneer whitening and tooth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 35 countries worldwide. For more information, go to www.remedent.be

Forward-Looking Statements

Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," "projects," "project," to be uncertain and forward-looking. Actual results could differ materially because of factors such as Remedent's ability to achieve the synergies and value creation contemplated by the proposed transaction. For further information regarding risks and uncertainties associated with Remedent's business, please refer to the risk factors described in Remedent's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. We undertake no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended June 30,
	2011	2010

Net sales	$3,001,971	$3,436,759
Cost of sales	817,397	914,337
Gross profit	2,184,574	2,522,422
Operating Expenses
Research and development	116,496	65,545
Sales and marketing	665,978	512,976
General and administrative	1,152,007	1,152,712
Depreciation and amortization	178,870	201,202
TOTAL OPERATING EXPENSES	2,113,351	1,932,435
INCOME (LOSS) FROM OPERATIONS	71,223	589,987
OTHER (EXPENSES) INCOME
Interest expense	(111,522)	(54,891)
Other income	51,649	38,860
TOTAL OTHER (EXPENSES) INCOME	(59,873)	(16,031)

NET INCOME BEFORE TAXES AND NON-CONTROLLING INTEREST	11,350	573,956

INCOME TAXES	(86,393)	(6,229)
NET (LOSS) INCOME BEFORE NON-CONTROLLING INTEREST	(75,043)	567,727

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	259,630	255,577

NET (LOSS) INCOME ATTRIBUTABLE TO REMEDENT, INC. Common Stockholders	$(334,673)	$312,150

(LOSS) INCOME PER SHARE
Basic	$(0.02)	$0.02
Fully diluted	$(0.02)	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	19,995,969	19,995,969
Fully diluted	19,995,969	21,160,969

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the three months ended June 30,
	2011	2010
Net Income(Loss) Attributable to Remedent Common Stockholders	$(334,673)	$312,150

OTHER COMPREHENSIVE
INCOME (LOSS):
Foreign currency translation adjustment	57,279	(177,648)

TOTAL OTHER COMPREHENSIVE (LOSS) INCOME	(277,934)	134,502

LESS: COMPREHENSIVE LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	—	(15,865)

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO REMEDENT Common Stockholders	$(277,934)	$150,367

REMEDENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	March 31, 2011
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,975,682	$1,662,520
Accounts receivable, net of allowance for doubtful accounts of $29,719 at June 30, 2011 and $28,975 at March 31, 2011	2,092,397	2,764,651
Inventories, net	2,294,648	2,164,046
Prepaid expense	874,546	762,953
Total current assets	8,237,273	7,354,170
PROPERTY AND EQUIPMENT, NET	1,263,851	1,401,735
OTHER ASSETS
Patents, net	242,299	166,746
Goodwill	699,635	699,635
Total assets	$10,443,058	$9,622,286
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion, long term debt	$137,841	$184,679
Line of Credit	2,304,115	2,160,674
Short term loan	441,702	400,000
Accounts payable	1,831,486	1,744,253
Accrued liabilities	951,472	1,256,148
Deferred revenue	475,250	475,250
Due to related parties	—	95,354
Total current liabilities	6,141,866	6,316,358
Long term debt less current portion	1,273,557	273,557
Total liabilities	7,415,423	6,589,915

EQUITY:
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 19,995,969 shares issued and outstanding at June 30, 2011 and March 31, 2011 respectively)	19,996	19,996
Treasury stock, at cost; 723,000 shares outstanding at June 30, 2011 and March 31, 2011 respectively	(831,450)	(831,450)
Additional paid-in capital	24,868,908	24,855,883
Accumulated deficit	(21,447,788)	(21,113,118)
Accumulated other comprehensive income (loss) (foreign currency translation adjustment)	(777,670)	(834,949)
Obligation to issue shares	97,500	97,500
Total Remedent, Inc. stockholders’ equity	1,929,496	2,193,862
Non-controlling interest	1,098,139	838,509
Total stockholders’ equity	3,027,635	3,032,371
Total liabilities and equity	$10,443,058	$9,622,286